Exhibit 10.11


                   EMPLOYMENT AGREEMENT


     Agreement made as of the 21st day of June 1999 between NS Group, Inc., a Kentucky corporation ("Employer"), and
Rene J. Robichaud ("Employee").

                      WITNESSETH:

     WHEREAS, Employer desires to employ Employee in an executive position with significant executive and administrative responsibilities and Employee desires to be employed by Employer in such capacity upon the terms and conditions hereinafter provided; and

     WHEREAS, Employee shall serve Employer in the executive capacity specified by the Board of Directors of NS Group, Inc., a Kentucky corporation; and

     WHEREAS, in such capacity Employee will develop or have access to all of the business methods and confidential information relating to Employer, including, but not limited to, its financial matters, its sales and distribution organization and methods, its designs and procedures for the manufacture of its products, its market development, its personnel training and development programs and its customer and supplier relationships; and

     WHEREAS, Employee and Employer are desirous of entering into this Employment Agreement which sets forth the rights and obligations of the parties during the continuation of such employment, as well as following any termination thereof;

     NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and in pursuance of the above, Employee and Employer agree as follows:

1. EMPLOYMENT

Employer shall employ Employee as President and Chief operating Officer or in such other executive capacity as the Board of Directors of NS Group shall specify, to perform all duties that are customarily performed by one holding such position or as otherwise designated by the Board of Directors of NS Group, and Employee agrees to such employment, subject to the general supervision and direction by Employer and pursuant to the terms and conditions hereof.


Employee covenants and agrees that he will, at all times, faithfully and industriously perform any and all duties conferred upon him by Employer, and Employee further agrees that he will devote all necessary working time and attention thereto.

2. TERM; TERMINATION

Employee's employment with Employer will commence on June
21, 1999 and shall continue for a period of three (3) years thereafter, subject to the right of Employer to terminate this Employment Agreement for just cause, upon thirty (30) days prior written notice to Employee, and the right of Employee to terminate this Employment Agreement for any reason or no reason upon thirty (30) days prior written notice to Employer.

3. COMPENSATION; EMPLOYEE BENEFITS

Employer shall pay Employee for Employee's services hereunder a salary at the rate of not less than $300,000 per annum. Employee shall also be entitled to participate in a bonus participation plan, stock option program, and other fringe benefits available to other employees of NS Group or any of its subsidiaries who are similarly situated in terms of (i) position with NS Group or any of its subsidiaries,
(ii) seniority and (iii) geographical location of employment. Employee's participation in such plans, benefits and programs shall be subject to the rules, regulations and amendments pertaining to eligibility and participation therein.

In addition, Employee shall be eligible to receive vacation as follows:

     Length of Service             Vacation Entitlement

Six months, but less than 1 year             1 week
One year, but less than 15 years             3 weeks

4. OTHER EMPLOYMENT

Employee shall devote substantially all of his normal working time, attention, knowledge, and skills solely to the business and interest of Employer. Employee shall not, directly, or indirectly in any manner whatsoever, solicit, accept or serve, on behalf of himself or any other third party, any similar or related business without Employer's approval. Furthermore, Employee shall not, directly or indirectly, act for the benefit or on behalf of any competitor of Employer or in any way inconsistent with Employer's best interest.


This provision shall not be construed to prohibit Employee from devoting non-business hours to the passive pursuit of personal business interests not competitive with the business of Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group, provided such interests do not interfere with Employee's duties and responsibilities owed to Employer.

5. REPRODUCTION OF DOCUMENTS

Employee shall not (except in the performance of his duties hereunder) at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed or otherwise recorded materials of any kind whatsoever belonging to or in the possession of Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group. Employee shall have no right, title or interest in any such material, and Employee agrees that (except in the performance of his duties hereunder) he will not, without the prior written consent of Employer, remove any such material from any premises of Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group, and that he will surrender all such material to Employer, immediately upon the termination of his employment or at any time prior thereto upon the request of Employer.

6. NON-DISCLOSURE OF INFORMATION

Employee specifically agrees that he will not at any time, whether during his employment or for a period of two (2) years after such employment ends for any reason, disclose or communicate to any third party any secret, private or confidential information or trade secret relating to the business of Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group, including business methods and techniques, research data, marketing and sales information, customer lists, know-how, and any other information, process or technique or information concerning the business of Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group, their manner and method of operation, their plans or other data not disclosed to the general public or known with the industry, regardless of whether such information or trade secret was acquired prior to or after execution of this Employment Agreement.

7. COVENANT NOT TO COMPETE

Employer and Employee recognize that Employer's industry is highly competitive and that Employee will acquire special knowledge from Employer. Employee, therefore, agrees that for twelve (12) months after the employment relationship ends for any reason;

        (a) He shall not, either directly or indirectly, by or for himself, or as agent of another, or through others as his agent, in any way seek to induce, bring about, promote, facilitate or encourage the discontinuance of or in any way solicit for himself or others, those persons or entities who are customers or employees of Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group;

         (b) He shall not engage in, or become an owner, stockholder, partner, lender, investor, director, officer, employee, consultant or act in any other capacity with respect to any entity which engages in, a business that competes with, or is substantially similar to, the business currently being conducted by Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group, and located within North America; and

        (c) If he fails to comply with any of the provisions of this paragraph 7, Employee shall forthwith pay over to the Employer the lesser of all benefits received by Employee or Employer's actual damages resulting from such violation of these covenants, together with all sums expended or costs incurred by Employer to enforce the provisions of this covenant, including Employer's reasonable attorneys' fees.

8. INJUNCTIVE RELIEF

In addition to, and not in lieu of, any other remedy to which Employer may otherwise be entitled, the parties agree that a breach by Employee of any covenant set forth in paragraphs 1, 4, 5, 6, 7, or 9 of this Employment Agreement shall result in irreparable injury, harm and damage to Employer for which there is no adequate remedy at law, and the parties further agree that, in the event of any violation or breach by Employee of any of those provisions of this Employment Agreement, Employer shall be entitled to an immediate injunction and restraining order through proper action filed in a court of competent jurisdiction to prevent such violation or breach. Employee agrees to indemnify and hold Employer harmless for any costs and expenses, including reasonable attorneys' fees, which Employer may incur to remedy any violation or breach by Employee of any covenant set forth in paragraphs 1, 4, 5, 6, 7, or 9 hereof.

9. INVENTIONS

Employee agrees that any and all inventions and discoveries, whether or not patentable, which Employee has conceived or may conceive and which pertain to work or business which he has performed or may perform on behalf of Employer, whether or not during working hours, shall be the sole and exclusive property of Employer.

Employee further agrees to inform Employer of all inventions and discoveries promptly after they have been conceived or made in detail sufficient to permit Employer to understand such inventions and discoveries and practice them without the exercise of further inventive skill. When requested to do so, Employee agrees, whether during the term of this Employment Agreement or within three (3) years thereafter, to execute any and all documents necessary or desirable to convey title to such inventions and discoveries to Employer and to assist Employer in perfecting and enforcing Employer's right in and to any such invention or discovery, including filing patent applications regarding such inventions or discoveries in the United States or in foreign countries. Employee agrees that any invention, product design, product improvement or technological innovation which Employee, either individually or jointly with others, has already conceived or during the term of this Employment Agreement may conceive, develop, create or suggest that directly results from any work which Employee does or has done for Employer or NS Group, or any subsidiary or affiliate of Employer or NS Group, shall be the absolute property of Employer and shall promptly be disclosed by Employee to Employer.

10. REPRESENTATIONS BY EMPLOYEE

Employee represents that he is neither restricted nor prohibited in any manner from employment and performance of duties on behalf of Employer as herein provided.

11. SEVERABILITY

Employer and Employee agree that should any provision of this Employment Agreement be held to be illegal, invalid or unenforceable for any reason, such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law, and any court making such determination shall have power to modify any and all such provisions, and such provisions shall then be applicable in modified form.
If any provision of this Employment Agreement is invalid or unenforceable for any reason, the remainder of this Employment Agreement and all other provisions herein shall not be affected thereby.

12. ENTIRE AGREEMENT AND AMENDMENTS

Employer and Employee agree that this Agreement constitutes the entire agreement between them with respect to the subject matter hereof and that any and all prior discussions, negotiations, commitments and understandings relating thereto are hereby superseded and merged herein.
The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever except by a written instrument executed by Employer and Employee.

13. INTERPRETATION

This Employment Agreement shall be interpreted as written jointly by Employer and Employee.

14. GOVERNING LAW, FORUM SELECTION and CONSENT TO PERSONAL
JURISDICTION

Employer and Employee hereby consent that any action to enforce any provision of this Employment Agreement shall be brought only in a state or federal court located in the Commonwealth of Kentucky. This Agreement shall be interpreted, governed and enforced in accordance with the laws of the Commonwealth of Kentucky.

15. ASSIGNMENT

This Employment Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns, and to the benefit of Employee, his heirs, administrators and legal representatives, except that Employee's duties to perform services hereunder are non-transferable.

16. NO WAIVER OF RIGHTS

Neither failure nor delay on the part of a party in exercising any right, power or privilege herein contained shall operate as a waiver thereof on the part of such part, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege by a party to this Employment Agreement.

17. AMENDMENT A

More specific conditions of employment are described in the attached Amendment A to this Employment Agreement.

IN WITNESS WHEREOF, the Employer and Employee have agreed upon and executed this Employment Agreement on the day and year first written above.


WITNESSES:

/s/Susan Vaughn


/s/ Rene J. Robichaud
    Rene J. Robichaud



NS GROUP, INC.

By: /s/ Clifford R. Borland

Its: Chairman and CEO


Attachment:    Amendment A



                       AMENDMENT A

               CONDITIONS OF EMPLOYMENT

EMPLOYMENT - The position of President and Chief Operating Officer of NS Group, Inc. All subsidiary companies of NS Group will report to you. In addition, all corporate staff functions including Finance and Treasurer, human resource management, capital planning and environmental policy will report to you. You will be expected to lead the Company's strategic planning and development activities to include the direction taken by its' existing businesses as well as potential acquisitions to achieve diversification.

SALARY - The starting base salary will be $300,000 per year.
In addition, you will have a bonus opportunity equal to 100% of your annual base salary. The bonus will be based on the financial results of NS Group, Inc.

STOCK OPTIONS - The Compensation Committee of the Board of Directors is prepared to offer you, on your acceptance of the position, 500,000 options of common stock of NS Group, Inc. The options will be exercisable in five equal segments on the first through the fifth anniversary of the date of the award. (The award of 550,000 options at $7.30 per share was awarded on June 22, 1999.)

DIRECTORSHIP - As President of NS Group, Inc. you will be appointed a director of the Company at the Board Meeting scheduled for July 15, 1999.

RETIREMENT - Should you remain with NS Group until age 62, you will be eligible for a retirement benefit of $12,500 per month. This payment is payable for life. In the event of your death prior to the payment of 120 monthly payments, the balance (120 less the payments received) would be payable to your spouse or other person designated by you.

PROMOTION - The Board review of your performance leading to promotion to Chief Executive Officer will begin with the six-month anniversary of your employment.

SAVINGS PLAN - You will be eligible to participate in the Company's Salaried Employee Retirement Savings Plan. As a highly compensated employee, your contribution will be limited to $10,000 per year. NS Group matches employee contributions to your account equivalent to 50% of the first 4% of gross earnings.

AUTOMOTIVE STIPEND - You will be provided with an automotive stipend of $15,000 per year or $1,250 per month. This benefit is designed to cover the cost of a leased company car, all fuel, oil and maintenance requirements, and the tax gross-up for this taxable benefit. The Company will cover insurance costs on its liability policy.

GOLF OR COUNTRY CLUB FEES - The Company will pay the initiation and membership fees associated with your joining a golf or country club of your choice once you have relocated your family to the Greater Cincinnati/Northern
Kentucky areas.

OTHER FRINGE BENEFITS - Other benefits include health care and dental benefits for you and your family, employee life insurance, sickness and accident salary continuation and long-term disability, supplemental sickness and accident benefits, educational assistance, as well as paid vacations and holidays. Also included are relocation benefits covering moving of household goods, real estate commissions on selling your existing home, and other costs related to relocating your family to the Greater Cincinnati area.

CONTRACT GUARANTEE - With this contract your salary and any bonuses earned during the three years are guaranteed in the event your employment is terminated for reasons other than "cause", suicide, or leaving for other employment. In addition, sixty percent of the June 22, 1999 option award will vest at termination if cause, suicide, or other employment are not involved.

CHANGE OF CONTROL SEVERANCE AGREEMENT - A Change of Control
Severance Agreement offering individual financial security in the event a Change of Control occurs provides benefits which generally would exceed the guarantees of this contract. The benefits are not additive. The conditions prevailing would dictate which contract or agreement would apply.